UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Schedule 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☐	Soliciting Material Pursuant to §240.14a-12
ULTRA PETROLEUM CORP.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ULTRA PETROLEUM CORP.
363 North Sam Houston Parkway East, Suite 1200
Houston, Texas 77060

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 21, 2009

To the Shareholders of Ultra Petroleum Corp:

You are cordially invited to attend the Annual Meeting of Shareholders of Ultra Petroleum Corp. which will be held at the Crowne Plaza Hotel, 425 N. Sam Houston Parkway E., Houston Texas, on Thursday, May 21, 2009 at 10:00 a.m. CDT, for the following purposes:

1. To elect the Board of Directors to serve until their successors are duly elected and qualified;

2. To appoint Ernst & Young LLP as the independent auditor of the Company for the fiscal year ending December 31, 2009;

3. To receive the financial statements of the Company for the fiscal year ended December 31, 2008 together with the auditor’s report thereon;

4. If presented, to consider and vote upon a shareholder proposal regarding climate change which is opposed by the Board of Directors; and

5. To transact such other business as may properly be brought before the Annual Meeting or any adjournments or postponements thereof.

The specific details of the matters proposed to be put before the Annual Meeting are set forth in the proxy statement accompanying and forming part of this notice.

Only shareholders of record at the close of business on March 23, 2009, the “Record Date,” are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. Each common share is entitled to one vote per share. Whether or not you plan to attend the Annual Meeting, we request that you sign and date the enclosed proxy card and mail it in the stamped, pre-addressed envelope provided or deposit it with the transfer agent, Computershare Investor Services Inc., Proxy Dept., 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1. In order to be valid and acted upon at the Annual Meeting, forms of proxy must be received at the aforesaid address by 9:00 a.m. EDT on May 19, 2009. As an alternative, you can vote your shares by telephone or over the Internet according to the instructions on the proxy card.

Sincerely,

MICHAEL D. WATFORD
Chairman, President and
Chief Executive Officer

April 9, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2009 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 21, 2009

The Company’s Proxy Statement for the 2009 Annual Meeting of Shareholders and Annual Report on Form 10-K for the fiscal year ended December 31, 2008 are available at www.ultrapetroleum.com.

Proxy Statement Questions

WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

Shareholders who own shares of common stock as of March 23, 2009, may vote at the meeting.

WHEN WERE THE ENCLOSED SOLICITATION MATERIALS FIRST GIVEN TO SHAREHOLDERS?

This Proxy Statement and accompanying proxy are first being sent, or given, to shareholders on or about April 20, 2009.

WHAT AM I VOTING ON, AND WHAT ARE THE BOARD’S RECOMMENDATIONS?

You are voting on the following:

•	The election of five directors;

•	The appointment of Ernst & Young LLP as the independent auditor of the Company for the fiscal year ending December 31, 2009;

•	If presented, a shareholder proposal which is opposed by the Board of Directors; and

•	Such other business as may properly be brought before the Annual Meeting or any adjournments or postponements thereof.

The Board recommends a vote “FOR” the election of the five directors, “FOR” the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2009, and, if presented, “AGAINST” the shareholder proposal.

WHAT CONSTITUTES A QUORUM OF SHAREHOLDERS?

We must have a quorum to conduct the meeting. A quorum is the presence at the Annual Meeting in person or by proxy of one or more shareholders holding 5% of the total common shares issued and outstanding on the Record Date. For purposes of determining whether a quorum is present under Yukon Territory law, broker non-votes and abstentions count towards the establishment of a quorum.

HOW DO I VOTE?

You may vote your shares in person at the Annual Meeting or by proxy. Since many of our shareholders are unable to attend the meeting in person, we send forms of proxies and offer electronic and telephone voting to all of our shareholders to enable them to direct the voting of their shares. If your shares are held by your broker in “street name,” your broker will provide you with materials and instructions for voting your shares.

IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER VOTE FOR ME?

Under New York Stock Exchange rules, if your shares are held by your broker in “street name” and you do not vote your shares by following the instructions provided by your broker, your broker can vote your shares on certain “routine” matters, including the election of directors and the appointment of Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2009. However, on non-routine matters, including shareholder proposals, if you do not provide instructions to you broker on how to vote your shares, and your broker is not permitted to vote on the proposals without instructions from you, then your shares will be counted as “broker non-votes” for those proposals.

WHAT IS A PROXY?

A proxy is a person you appoint to vote on your behalf. When you vote by completing and returning the enclosed proxy card, you will be designating Michael D. Watford and Kelly L. Whitley as your proxies.

Management of the Company is soliciting the proxies so that all common shares may be voted at the Annual Meeting. You must complete and return the enclosed form of proxy or vote by phone or Internet.

CAN I APPOINT SOMEONE OTHER THAN THE INDIVIDUALS NAMED IN THE ENCLOSED PROXY CARD TO VOTE MY SHARES?

Yes, you have the right to appoint another person of your choice, who need not be a shareholder, to attend and act on your behalf at the Annual Meeting. If you wish to appoint a person other than those named in the enclosed proxy card, then draw a line through the printed names appearing on the proxy card and insert the name of your chosen proxyholder in the space provided. This can also be accomplished via the Internet.

It is important for you to ensure that any other person you appoint as your proxyholder will attend the Annual Meeting and is aware that his or her appointment has been made to vote your shares. Proxyholders should, on arrival, present themselves to a representative of the inspector of election.

WHO MAY SIGN THE PROXY CARD?

For a shareholder who is an individual, the form of proxy may be signed either by the individual or by his or her authorized attorney if accompanied by the original power of attorney or a notarially certified copy. In the case of a shareholder which is a corporation or an association, the form of proxy must be signed by a duly authorized officer or by an authorized attorney. Persons signing as officers, executors, administrators or trustees should so indicate and must provide a true copy of the document establishing their authority. An authorized person of a partnership should sign in the partnership name. The Chairman of the Annual Meeting has discretionary authority to accept or reject proxies which do not strictly conform to the foregoing requirements.

HOW WILL MY PROXY VOTE MY SHARES?

Your proxies will vote in accordance with your instructions if duly completed and deposited. If you complete and return your proxy card but do not provide instructions on how to vote, your proxies will vote “FOR” the five director nominees, “FOR” the appointment of Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2009 and “AGAINST” the shareholder proposal described in this proxy statement. Also, your proxy card or a vote by you via phone or the Internet will give your proxies authority to vote, using their best judgment, on any other business that properly comes before the meeting.

The accompanying form of proxy also confers discretionary authority on the persons named therein to vote shares and otherwise act in the proxyholder’s discretion with respect to any amendments or variations to matters identified in the Notice of Meeting and with respect to any other matters that may properly come before the Annual Meeting or any adjournment thereof.

HOW DO I VOTE USING MY PROXY CARD?

There are three steps:

Step 1

a.	Proposal No. 1

Election of a board of five directors to serve until the next Annual Meeting or until their successors are duly elected and qualified.

To vote for a director, you check the box marked “FOR” opposite the name of the director. To withhold a vote from a director, mark the box “WITHHELD” opposite the name of the director.

b.	Proposal No. 2

To appoint Ernst & Young LLP as the independent auditor of the Company for the fiscal year ended December 31, 2009.

To vote for Proposal No. 2, you check the box marked “FOR.” To withhold your vote, mark the box “WITHHELD” opposite the proposal.

c.	Proposal No. 3

To be considered and voted upon at the meeting, a representative of the shareholder submitting the shareholder proposal must be present at the meeting. To vote for Proposal No. 3, you check the box marked “FOR.” If you are opposed to the proposal, check the box marked, “AGAINST.” If you are unsure how to vote, check the box marked “ABSTAIN.” If the shareholder representative is not present at the meeting, all votes relating to the proposal will be discarded.

Step 2

Sign and date your proxy card. IF YOU DO NOT SIGN AND DATE YOUR PROXY CARD, YOUR VOTES CANNOT BE COUNTED. EACH PROPERLY EXECUTED PROXY WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, EACH SUCH PROXY WILL BE VOTED AS “FOR” PROPOSAL NO. 1 AND NO. 2 AND “AGAINST” PROPOSAL NO. 3.

Step 3

Mail your proxy card in the pre-addressed, postage-paid envelope.

WHERE DO I SEND MY PROXY CARD?

Please return your properly completed proxy card to our transfer agent in the postage paid envelope provided or mail it to Computershare Investor Services Inc., Proxy Dept., 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1. If you vote by telephone or the Internet as described below, please do not send a proxy card to our transfer agent.

WHAT IS THE DEADLINE FOR SUMBITTING MY PROXY CARD?

To be effective, your proxy card must be received by Computershare Investor Services Inc. at the above address before 9:00 a.m., Eastern Daylight Time, on May 19, 2009.

CAN I CHANGE MY MIND ONCE I HAVE SUBMITTED MY PROXY CARD TO THE COMPANY?

Yes, if you complete another proxy card prior to the submission deadline, the later-dated proxy card will replace the one submitted earlier. If you are a registered shareholder, you can revoke your proxy by stating clearly, in writing, that you want to revoke your proxy. This statement should be delivered:

•	To the Company’s Secretary by mail at 363 North Sam Houston Parkway East, Suite 1200, Houston, Texas 77060, or by fax at (281) 876-2831 at any time up to and including the last business day preceding the day of the Annual Meeting or any adjournment thereof,

•	To the Chairman of the Annual Meeting prior to the commencement of the meeting on the day of the meeting or any adjournment thereof,

•	In any other manner permitted by law.

If you are a non-registered shareholder, you should contact your nominee for instructions to revoke your proxy.

HOW DO I VOTE BY TELEPHONE?

Record holders may submit proxies by following the “To Vote Using the Telephone” instructions on their proxy cards.

Call toll-free at 1-866-732-VOTE (8683). To vote your shares, you must use the control number printed on your proxy/voting instruction card. Telephone voting is accessible 24 hours a day, seven days a week until 9:00 a.m. Eastern Daylight Time on May 19, 2009. If you vote by telephone, please do not return your proxy/voting instruction card to our transfer agent.

Shareholders who hold shares beneficially in “street name” may vote by telephone by calling the number specified on the voting instruction card provided by their brokers, trustee or nominees. Please check the voting instruction card for telephone voting availability.

HOW DO I VOTE ON THE INTERNET?

Record holders with Internet access may submit proxies by following the “To Vote Using the Internet” instructions on their proxy cards.

Visit the website at http://www.investorvote.com and follow the on-screen instructions. To vote your shares, use the control number printed on your proxy/voting instruction card. Website voting is available 24 hours a day, seven days a week, and will be accessible until 9:00 a.m. Eastern Daylight Time on May 19, 2009. If you vote by website, please do not return your proxy/voting instruction card to our transfer agent.

Shareholders who hold shares beneficially in “street name” may vote by accessing the website specified on the voting instruction cards provided by their brokers, trustees or nominees. Please check the voting instruction card for Internet voting availability.

CAN I VOTE BY PROXY EVEN IF I PLAN TO ATTEND THE ANNUAL MEETING?

Yes. If you vote by proxy, you do not need to fill out a ballot at the Annual Meeting unless you want to change your vote.

WHO IS SOLICITING MY PROXY, HOW IS IT BEING SOLICITED, AND WHO PAYS THE COSTS?

Ultra Petroleum Corp., on behalf of the Board of Directors, through its officers and employees, is soliciting proxies primarily by mail. Solicitations may be supplemented by telephone or other personal contact without special compensation by regular officers and employees of the Company. No solicitation will be made by specifically engaged employees or soliciting agents.

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of March 23, 2009, certain information with respect to ownership of the Company’s common shares as to (a) all persons known to the Company to be the beneficial owners of more than five percent of the Company’s outstanding common shares, (b) each director (including the nominees), (c) each of the executive officers named in the Summary Compensation Table, and (d) all executive officers and directors of the Company as a group. Unless otherwise indicated, all common shares are owned directly and each owner has sole voting and investment power with respect to such shares listed next to their names in the following table.

The information as to shares beneficially owned has been obtained from filings made by the named beneficial owners with the Securities and Exchange Commission and Canadian regulatory authorities as of March 23, 2009, or, in the case of executive officers and directors of the Company information that has been furnished by such individuals.

	Number of	Percent of
Name of Beneficial Owner	Common Shares	Class(a)

Directors and Executive Officers:
Michael D. Watford(b)	4,493,596	3.0%
W. Charles Helton(c)	783,208	*
Robert E. Rigney(d)	1,317,143	1.0%
Stephen J. McDaniel	3,453	*
Roger A. Brown	3,404	*
William R. Picquet(e)	208,920	*
Marshall D. Smith(f)	234,434	*
Stuart E. Nance(g)	72,537	*
Common shares all directors and executive officers own as a group (8 persons)(h)	7,116,695	4.7%
Fidelity Management & Research Company(i)	12,808,300	8.5%
82 Devonshire Street Boston, MA 02109
Morgan Stanley(j)	17,725,370	11.7%
1585 Broadway New York, NY 10036
Wellington Management Company, LLP(k)	11,972,908	7.9%
75 State Street Boston, MA 02109

*	Less than 1%

(a)	As of March 23, 2009 there were 151,232,545 common shares outstanding.

(b)	Includes 126,118 common shares issuable upon exercise of vested options; 1,780,312 common shares issuable upon exercise of vested options owned by Watford Interests Ltd.; and 1,683,980 shares owned by Watford Interests, Ltd. directly. Watford Interests Ltd. is a family partnership in which Mr. Watford has a beneficial interest.

(c)	Includes 103,220 shares owned by the Helton Family Foundation in which Mr. Helton has shared voting power.

(d)	Includes 160,000 common shares issuable upon exercise of vested options; 300,000 shares owned by Mr. Rigney’s family limited partnership and 100,000 shares owned by Mr. Rigney’s Grantor Retained Annuity Trust.

(e)	Includes 207,052 common shares issuable upon exercise of vested options.

(f)	Includes 231,895 common shares issuable upon exercise of vested options owned by VMS Interests, Ltd. VMS Interests, Ltd. is a family partnership in which Mr. Smith has a beneficial interest.

(g)	Includes 67,224 common shares are issuable upon exercise of vested options.

(h)	Includes 2,572,691 common shares issuable upon exercise of vested options.

(i)	Information is based upon a Schedule 13G filed with the Commission on February 17, 2009 by FMR LLC. FMR LLC represents that it has sole voting power over 160 shares and sole dispositive power over 12,808,300 shares of Ultra common stock.

(j)	Information is based upon a Schedule 13G filed with the Commission on February 16, 2009 by Morgan Stanley as a parent company. Morgan Stanley represents that it has sole voting power over 17,021,166 shares and sole dispositive power over 17,725,370 shares of Ultra common stock and shared voting power over 106,039 shares of Ultra common stock.

(k)	Information is based upon a Schedule 13G filed with the Commission on February 17, 2009 by Wellington Management Company, LLP. Wellington Management Company, LLP represents that it has shared voting power over 9,204,243 shares and shared dispositive power over 11,972,908 shares of Ultra common stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission and any exchange or other system on which such securities are traded or quoted, initial reports of ownership and reports of changes in ownership of common shares and other equity securities of the Company.

To the Company’s knowledge, based solely on a review of the copies of such Section 16(a) reports furnished to the Company and written representations that no other reports were required, the Company believes that all reporting obligations of the Company’s officers, directors and greater than ten percent shareholders under Section 16(a) were satisfied during the year ended December 31, 2008, except with respect to Mr. Nance, a Form 3 was filed late and a report on Form 4 reporting five delinquent Form 4 filings involving a total of nine transactions for 2007 and 2008 was filed on April 9, 2009.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

In this compensation discussion and analysis, we discuss our compensation objectives, our decisions and the rationale behind those decisions relating to 2008 compensation for our named executive officers.

Objectives of our compensation program

Our business strategy is to enhance shareholder value through sustained growth in our reserve base, production levels and resulting cash flows from operations. Our compensation program is designed to attract, retain, and motivate employees in order to effectively execute our business strategy.

What our compensation program is designed to reward

Our compensation program is designed to reward performance that contributes to the achievement of our business strategy on both a short-term and long-term basis. We believe that compensation should:

•	relate to the value created for shareholders by being directly tied to the financial performance and condition of the Company and the particular executive officer’s contribution thereto,

•	reward individuals who help the Company achieve its short-term and long-term objectives and thereby contribute significantly to the Company’s success,

•	help to attract and retain the most qualified individuals in the oil and gas industry by being competitive with compensation paid to persons having similar responsibilities and duties in other companies in the same and closely related industries, and

•	reflect the qualifications, skills, experience and responsibilities of the particular executive officer.

Elements of our compensation program and why we pay each element

Our compensation program is comprised of four elements: base salary, cash bonus, long-term equity-based compensation and benefits.

We pay base salary:

•	in order to recognize each executive officer’s unique value and historical contributions to the Company’s success in light of salary norms in the industry and the general marketplace,

•	to match competitors for executive talent,

•	to provide executives with sufficient, regularly-paid income, and

•	to reflect position and level of responsibility.

We include an annual bonus as part of our compensation program because we believe this element of compensation helps to motivate management to achieve key shorter-term corporate objectives and aligns executives’ interests with shareholder interests.

Long-term equity-based incentive compensation is an element of our compensation policy because we believe it:

•	aligns executives’ interests with the interests of the Company’s shareholders,

•	rewards long-term performance,

•	is required in order for the Company to be competitive from a total remuneration standpoint,

•	encourages executive retention, and

•	gives executives the opportunity to share in the long-term performance of the Company.

We offer benefits such as matching 401(k) contributions and payment of insurance premiums in order to provide a competitive remuneration package.

How we determine each element of compensation

The Compensation Committee of our Board of Directors oversees our compensation programs. The Committee’s primary purpose is to assist the Board of Directors in the discharge of its fiduciary responsibilities relating to the fair and competitive compensation of the Company’s executive officers. Consistent with the listing requirements of the New York Stock Exchange, the Compensation Committee is composed entirely of independent members of our Board of Directors.

To assist us in evaluating our compensation for 2008, the Compensation Committee retained Stone Partners to advise it as to the market and appropriate benchmarks for companies of our size and industry. The Committee considered the advice of the consultant as only one factor among the other items discussed in this compensation discussion and analysis. Stone Partners prepared an analysis for us of the compensation paid by a peer group composed of the following companies: Quicksilver Resources, Cabot Oil, Range Resources, Denbury Resources, St. Mary Land & Exploration, Forest Oil Corp., Southwestern Energy, Energen Corp., XTO Energy Inc., Plains Exploration, Cimarex Energy, Newfield Exploration, Pioneer Natural Resources, Noble Energy, EOG Resources, and Chesapeake Energy Corp. These companies were chosen because they generally reflect companies Ultra competes with for executive talent. Stone Partners is independent and, other than its engagement to review our compensation practices, has no other business relationship with us.

Generally, we target the 50th percentile for base salary and a higher 75th percentile for total compensation based on performance metrics being satisfied. Although we review survey information as a frame of reference, ultimately our compensation decisions are qualitative, not quantitative, and take into consideration in material part the factors such as the age of the data in the survey, the particular officer’s contribution to the financial performance and condition of the Company, as well as such officer’s qualifications, skills, experience and responsibilities. Outside factors are considered as well, such as industry shortages of qualified employees for such positions, recent experience in the marketplace, as well as time lapse between the surveys used and the time our compensation decisions are being made. Therefore, the final base salary of a particular officer may be greater or less than the 50th percentile and targeted total compensation may be greater or less than the 75th percentile.

Role of CEO.  Through an iterative process, Mr. Watford along with other members of executive management develops preliminary recommendations for compensation actions, including recommendations for performance targets to be used to determine compensation for the named executive officers, including Mr. Watford. The Compensation Committee reviews these preliminary recommendations, accepts or modifies them, and makes final recommendations for Board approval.

With respect to Mr. Watford’s compensation, historically this has been based on an employment agreement between the Company and Mr. Watford approved by the Compensation Committee and the Board of Directors. Under the Employment Agreement, Mr. Watford’s base salary is set at $600,000, and is to be reviewed by the Compensation Committee annually for appropriate increases based on Mr. Watford’s performance and the then current market conditions for comparable positions. While he has input into his base salary while negotiating the employment agreement, during 2008, Mr. Watford did not make any recommendation for an increase to his base salary.

The members of the Compensation Committee consider the recommendations of Mr. Watford and the management team as well as the other information described in the proxy, and apply their respective independent business judgments to these recommendations in arriving at a final decision.

Base salary.  With respect to base salary, we target by position the 50th percentile of the peer companies named above. Based on survey data and the report of our compensation consultant, our base salary levels were approximately 88% of the median salary or below the 50th percentile. Accordingly, at the recommendation of our compensation consultant, in 2008 the base salaries of all of the named executive officers were increased in order to align them with the 50th percentile.

Bonus Compensation.  Our bonus compensation is divided into two parts: cash bonus under an Annual Incentive Plan (“AIP”) and long-term incentives under the Long Term Incentive Plan (“LTIP”) and Best in Class programs described below.

AIP.  In 2005, we adopted the AIP whereby executive officers, senior management and other non-management personnel have the potential to receive a meaningful cash bonus based on annual performance metrics pre-established by the Compensation Committee as well as discretionary factors. At a regularly scheduled February meeting, the Compensation Committee establishes threshold, target and maximum performance measures such as net income, cash flow, and production for the ensuing year as well as funding for each performance level matched to employee specific targets. Threshold levels are set below those expected to be achieved, target levels are set at levels that are reasonably possible to be achieved, and maximum levels are set at levels that are considered difficult to be achieved.

Because unanticipated events, some of which are beyond our control, may affect our attainment of the goals established by the Committee, the final determination of actual awards under the AIP is discretionary so that at the end of the performance period, the compensation committee adjusts the targets, taking into account factors such as commodity prices and significant corporate transactions, to determine the actual amount of bonus compensation, if any. For instance, a large acquisition or divestiture may substantially change our budget and forecast, thereby affecting the performance metrics. Also, our Compensation Committee encourages our executives to pursue long-term goals, even if these long-term goals may result in a reduction in our near-term performance. There is no maximum incentive award amount that may be recommended for any individual; the total of all individual incentive awards, however, may not exceed the funded and approved incentive pool. The Compensation Committee may adjust the initial incentive pool by 20% to reflect their overall assessment of Company results at the end of the year. Awards under the AIP are payable in cash, provided that we reserve the right to pay amounts in our common shares.

In 2008, based on the recommendation of our compensation consultant, we increased target levels under the AIP for employee levels as follows: Level I: from 75% to 100% of base salary; Level II: from 50% to 60% of base salary; and Level III: from 40% to 50% of base salary. These increases are expected to contribute to aligning the Company’s total compensation level at the 75th percentile when performance metrics are satisfied.

In February 2008, the Compensation Committee established net income, cash flow from operations and production metrics, weighted approximately equal, for the ensuing year and the associated funding. All performance measures were met at the maximum level. The Compensation Committee awarded a bonus to Mr. Watford for 2008 of $1.75 million, representing 292% of his 2008 base salary. Mr. Smith was awarded a bonus for 2008 of $350,000, representing 152% of his 2008 base salary, Mr. Picquet was awarded a bonus for 2008 of $400,000, representing 150% of his 2008 base salary, and Mr. Nance was awarded a bonus for 2008 of $144,000 representing 80% of his 2008 base salary.

Long-Term Equity-Based Incentives.  Each year, beginning in 2005, we adopt an LTIP in order to further align the interests of key employees with shareholders and give key employees the opportunity to share in the long-term performance of the Company by achieving specific corporate financial and operational goals. Each LTIP covers a period of three years. For example, the “2005” LTIP covers the period between January 2005 — December 2007, and the “2006 LTIP” covers the period between January 2006 — December 2008.

Officers, managers, and other key employees of the Company who are recommended by the CEO and approved by the Committee are eligible to participate in the LTIPs. To date, each LTIP has two components: an “LTIP Stock Option Award” and an “LTIP Common Stock Award.” Under each LTIP, the Committee establishes a percentage of base salary for each participant which is multiplied by the participant’s base salary to derive a Long Term Incentive Value (“LTI Value”). With respect to the LTIP Stock Option Award portion of the LTIP, participants are awarded options to purchase shares of common stock of the Company in an amount equal to one half of the LTI Value based on the fair value of the options on the date of grant (using Black-Scholes methodology). The options vest and become exercisable after a period of three years. The options are not performance based.

The LTIP Common Stock Award is based on the other half of the LTI Value, which is the “target” value amount that may be awarded to the participant in the form of shares of the Company’s common stock at the end of the three year performance period if the performance measures are met. The LTIP Common Stock Award is performance based and is measured over a three year performance period. For each LTIP Common Stock Award, the Committee establishes performance measures at the beginning of each performance period, and each participant is assigned threshold and maximum award levels in the event that actual performance is below or above target levels. For all LTIP Common Stock Awards to date, the Committee used the following performance measures: return on equity, reserve replacement ratio, and production growth. As with the AIP, threshold levels are set below those expected to be achieved, target levels are set at levels that are reasonably possible to be achieved, and maximum levels are set at levels that are considered difficult to be achieved.

The value of the award for the 2006 and 2007 LTIP Common Stock Awards are expressed as dollar targets and become payable in common shares equal to a percentage of the dollar target at the end of each performance period based on the Company’s overall performance during such period. During the third quarter of 2008, the Board of Directors modified the 2008 LTIP Common Stock Award such that the dollar target is converted to a target number of shares on the date the Board approved the modification. Thus, with respect to the 2008 LTIP Common Stock Award, the participants are able to participate in the movement of the Company’s stock price during the performance period, similar to the “Best in Class Program” (described below). Participants must be employed by the Company when the common stock payment for the LTIP Common Stock Award is distributed in order to receive the award. If the participant is not employed on the distribution date, then he/she will not receive the award.

In February 2008, the Compensation Committee approved the award of an aggregate of 107,714 options to purchase common stock to the Company’s officers and employees, representing 0.07% of the outstanding common shares on the date of grant. A total of 60 employees and no non-employee directors received stock option awards, including all four of the named executive officers, who received an aggregate of 44,483 stock options or 15% of the total stock options granted in fiscal 2008. All LTIP Stock Options granted to the named executive officers in 2008 vest in three years.

Based on the recommendation of our compensation consultant, in 2008 we increased the LTIP multiplier for employee Levels I and II from three times base salary to four times base salary and from two times base salary to two and a half times base salary, respectively. These increases are expected to contribute to aligning the Company’s total compensation level at the 75th percentile when performance metrics are satisfied.

Best in Class Program.  In 2005 and in 2008, the Company established the “Best in Class Program” for all permanent full time employees. Under the Best in Class Programs, participants are eligible to receive a number of shares of the Company’s common stock based on the performance of the Company. As with the LTIP, the Best in Class Program is measured over a three year performance period. The performance period related to the 2005 Best in Class Program ended on December 31, 2007, with the resulting payout in the second quarter of 2008.

The Best in Class program recognizes and financially rewards the collective efforts of all of our employees in achieving sustained industry leading performance and the enhancement of shareholder value. Under the 2008 Best in Class program, on January 1, 2008 or the employment date if subsequent to January 1, 2008, eligible employees received a contingent award of stock units equal to $60,000 worth of our common stock based on the average high and low share price on the first day of the performance period. Employees joining the Company after January 1, 2008 participate on a pro rata basis based on their length of employment during the performance period.

The number of contingent units that will vest and become payable under the 2008 Best in Class program is based on our performance relative to the industry during a three-year performance period beginning January 1, 2008, and ending December 31, 2010, and are set at threshold (50%), target (100%) and maximum (150%) levels. For each vested unit, the participant will receive one share of common stock. The participant must be employed on the date the awards are distributed in order to receive the award. For example, at a conversion price of $71.61 per share (average high and low stock price per share on the first day of the performance period), the $60,000 award is equal to 838 contingent units. At the end of the performance period, if the “maximum” level for all performance measures is met and the participant was employed from the beginning of the performance period and the participant is employed on the date the award is distributed, then 1,257 (150% of 838) units will vest and the participant will receive 1,257 shares of the Company’s common stock on such date. If the participant is not employed on the distribution date, then he/she will not receive the award.

The performance measures are all sources finding and development cost and full cycle economics. Performance results are determined after the end of the performance period and publication of the applicable industry reports. In 2008, the compensation committee analyzed the performance results, and based on this analysis the 2005 Best in Class program was paid out at the maximum level to all employees, including the named executive officers.

Benefits.  We provide Company benefits, or perquisites, that we believe are standard in the industry to all of our employees. These benefits consist of a group medical and dental insurance program for employees and their qualified dependents, group life insurance for employees and their spouses, accidental death and dismemberment coverage for employees, a Company sponsored cafeteria plan and a 401-K employee savings and protection plan. The costs of these benefits are paid for largely by the Company. The Company also matches employee deferral amounts up to a total of 5% of eligible compensation. The Company’s discretionary 401-K contribution to each qualified participant was calculated based on 8% of the employee’s eligible salary during 2008. The Company pays all administrative costs to maintain the plan.

How elements of our compensation program are related to each other

We view the various components of compensation as related but distinct and emphasize “pay for performance” with a significant portion of total compensation reflecting a risk aspect tied to long- and short-term financial and strategic goals. Our compensation philosophy is to foster entrepreneurship at all levels of the organization by making long-term equity-based incentives, in particular stock option grants, a significant component of executive compensation. We determine the appropriate level for each compensation component based in part, but not exclusively, on our view of internal equity and consistency, and other considerations we deem relevant, such as rewarding extraordinary performance. Our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

Accounting and tax considerations

We have structured our compensation program to comply with Internal Revenue Code Sections 162(m) and 409A. Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the service provider is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income.

In connection with Mr. Watford’s 2004 employment agreement, he was awarded shares of the Company’s stock over a three year period with the final period being 2007. This award was non-performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit due to significant share price appreciation over the three year period. We currently have no other employees with non-performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit; however, we reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interest of the shareholders, after taking into consideration changing business conditions or the executive’s individual performance and/or changes in specific job duties and responsibilities.

All equity awards to our employees, including executive officers, and to our directors have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date in accordance with Statement of Financial Accounting Standards No. 123R (revised 2004), “Share-Based Payment” (“SFAS 123R”).

Stock Ownership Policy

Currently we do not have a stock ownership policy that applies to our employees.

Compensation Committee Report

We have reviewed and discussed with management certain compensation discussion and analysis provisions to be included in the Company’s 2009 proxy statement filed pursuant to Section 14(a) of the Securities Exchange Act of 1934. Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the compensation discussion and analysis referred to above be included in the Company’s proxy statement.

Compensation Committee:

Mr. W. Charles Helton (Chairman)
Mr. Robert E. Rigney
Mr. Stephen J. McDaniel

Summary Compensation Table

The following table shows compensation information for the fiscal years ended December 31, 2008, 2007 and 2006, for our principal executive officer, our principal financial officer, and two additional executive officers. We refer to these persons as “named executive officers.”

							Change in
							Pension
						Non-	Value and
						Equity	Nonqualified
						Incentive	Deferred	All
				Stock	Option	Plan	Compensation	Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	(1)($)	(2)($)	(3)($)	($)	(4)($)	(5)($)	($)

Michael D. Watford,	2008	$600,000	$1,750,000	$1,212,500	$560,681	—	—	$29,670	$4,152,851
Chairman, Chief Executive	2007	$587,500	$1,500,000	$1,028,125	$417,608	—	—	$29,420	$3,562,653
Officer and President	2006	$493,750	$500,000	$3,554,900	$468,677	—	—	$28,770	$5,046,097
Marshall D. Smith,	2008	$230,000	$350,000	$312,500	$143,292	—	—	$29,670	$1,065,462
Chief Financial Officer	2007	$230,000	$300,000	$235,124	$108,044	—	—	$29,870	$903,038
	2006	$222,500	$260,000	$82,500	$123,728	—	—	$28,770	$717,498
William R. Picquet,	2008	$265,000	$400,000	$334,375	$155,085	—	—	$30,070	$1,184,530
Vice President — Operations	2007	$235,000	$325,000	$233,632	$110,434	—	—	$28,770	$932,836
	2006	$227,500	$235,000	$84,375	$126,545	—	—	$28,770	$702,190
Stuart E. Nance,	2008	$180,000	$144,000	$148,775	$65,922	—	—	$23,570	$562,267
Vice President — Marketing	2007	$160,000	$128,000	$126,275	$29,042	—	—	$20,970	$464,287
	2006	$135,000	$128,000	$45,525	$24,213	—	—	$17,720	$350,458

(1)	The amounts in this column represent bonuses earned in 2008, 2007 and 2006, respectively, under our AIP. The Compensation Committee awarded a bonus to Mr. Watford of $1,000,000 in 2006, of which $500,000 was paid in cash and $500,000 was paid in shares of our common stock.

(2)	The amounts in this column relate to total estimated payouts earned during 2008, 2007 and 2006, respectively, under our LTIP described in “Compensation Discussion and Analysis.” Actual awards under the LTIP are not payable to the named executive officers until after the end of the three-year performance cycle and adequate time has elapsed to allow for performance measurement. The dollar amounts stated for stock awards reflect the expense recognized for financial statement reporting purposes for the years ended December 31, 2008, 2007 and 2006, respectively, in accordance with SFAS 123R. The assumptions utilized in the calculation of these amounts are set forth in Footnote 6 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year-ended December 31, 2008. Mr. Watford’s 2006 stock awards also include $2,742,400 associated with the award of 40,000 shares in conjunction with his employment agreement as well as $500,000 of his 2006 bonus paid in Company stock.

(3)	Represents LTIP stock options granted to the named executive officers in 2006, 2007 and 2008. The dollar amounts stated for option awards reflect the expense recognized for financial statement reporting purposes for the years ended December 31, 2008, 2007 and 2006, respectively, in accordance with SFAS 123R. The fair value of each share option award is estimated on the date of grant using a Black Scholes pricing model based on assumptions set forth in Note 6 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year-ended December 31, 2008. The grant date fair value of the share option awards is $33.90, $24.60 and $23.93 per share for options granted on February 18, 2008, February 16, 2007 and March 30, 2006, respectively.

(4)	The named executive officers receive no benefits from the Company under defined pension or defined contribution plans.

(5)	Unless otherwise indicated, the amounts in this column consist of matching and profit sharing contributions under the Company’s 401(k) plan and the value of certain other benefits received by the named executive officer. These other benefits include life insurance premiums paid on behalf of the named executive officers.

Grants of Plan-Based Awards

The following table sets forth specific information with respect to each equity grant made under any Company plan to a named executive officer in 2008.

										All Other	All Other
										Stock	Option
										Awards:	Awards:	Exercise or	Grant
						Estimated Future Payouts				Number of	Number of	Base	Date Fair
			Estimated Future Payouts			Under Equity Incentive				Shares of	Securities	Price of	Value of
			Under Non-Equity Incentive Plan Awards			Plan Awards				Stock or	Underlying	Option	Stock and
			Threshold	Target	Maximum	Threshold	Target		Maximum	Units	Options	Awards(1)	Option
Name	Grant Date		(#)	(#)	(#)	(#)	(#)		(#)	(#)	(#)	($/Sh)	Awards(2)

Michael D. Watford	02-18-2008		—	—	—	—	26,557	(3)	—	—	—	$75.18	$900,413
	—	(4)	—	—	—	3,911	13,038		19,557	—	—	—	$900,000
	—	(5)	—	—	—	419	838		1,257	—	—	—	$60,000
Marshall D. Smith	02-18-2008		—	—	—	—	6,787	(3)	—	—	—	$75.18	$230,113
	—	(4)	—	—	—	1,000	3,332		4,998	—	—	—	$230,000
	—	(5)	—	—	—	419	838		1,257	—	—	—	$60,000
William R. Picquet	02-18-2008		—	—	—	—	7,819	(3)	—	—	—	$75.18	$265,102
	—	(4)	—	—	—	1,152	3,839		5,758	—	—	—	$265,000
	—	(5)	—	—	—	419	838		1,257	—	—	—	$60,000
Stuart E. Nance	02-18-2008		—	—	—	—	3,320	(3)	—	—	—	$75.18	$112,564
	—	(4)	—	—	—	489	1,630		2,445	—	—	—	$112,500
	—	(5)	—	—	—	419	838		1,257	—	—	—	$60,000

(1)	All stock options granted to the named executive officers in 2008 were awarded under the 2005 Stock Incentive Plan and have an exercise price based on the fair market value of the Company’s common stock on the date of grant. The fair market value, as described in the 2005 Stock Incentive Plan, is the average high and low price of the Company’s stock on the date of grant.

(2)	The dollar value stated for options reflect the number of shares granted in 2008 multiplied by the fair value ($33.90 per share option) in accordance with SFAS 123R. The assumptions utilized in the calculation of these amounts are set forth in Footnote 6 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2008.

(3)	Represents LTIP stock options granted to the named executive officers in 2008, all of which vest on February 18, 2011.

(4)	Represents potential payouts under our 2008 LTIP common stock awards for the three-year period ending December 2010. Pursuant to the LTIP, the Compensation Committee determined target payout amounts for each named executive officer in February 2008. Awards are paid after the end of the three-year period based on the attainment of pre-established performance measures. The LTIP is discussed in further detail under the heading “Compensation Discussion and Analysis.”

(5)	Represents potential payouts under the Best in Class program. On January 1, 2008 or the employment date if subsequent to January 1, 2008, all employees received a contingent award of stock units equal to $60,000 worth of our common stock based on the average high and low share price on the date of grant. The number of units that will vest and become payable is based on our performance relative to the industry during a three-year performance period beginning January 1, 2008, and ending December 31, 2010, and are set at threshold (50%), target (100%) and maximum (150%) levels. For each vested unit, the participant will receive one share of common stock. The Best in Class program is discussed in further detail under the heading “Compensation Discussion and Analysis.”

Employment Agreements

We are party to an employment agreement with Mr. Watford, our Chairman, President and Chief Executive Officer, which became effective February 1, 2007. The agreement has an initial term of three years, which we may elect to renew for successive one year terms. The terms of any extension must be agreed to by us and Mr. Watford. If the agreement is not extended, Mr. Watford will be entitled to the payments described below.

Under the agreement, Mr. Watford’s base salary is $600,000, which shall be reviewed by the compensation committee annually for appropriate increases based on Mr. Watford’s performance and the then current market conditions for comparable positions. In addition, Mr. Watford is entitled to participate in our long-term incentive compensation plans. We have agreed that any plans we adopt in the future will be at least as favorable to Mr. Watford as plans currently in effect. Mr. Watford prepares the applicable performance targets, goals and rewards under such plans, for review and approval by our compensation committee. We provide Mr. Watford an automobile, and reimburse him for reasonable business expenses. He also is entitled to participate in any life insurance, disability and health insurance plans we maintain during the term of the agreement.

We may terminate the agreement at any time for any reason or for cause. Cause is generally defined as a breach of the agreement by Mr. Watford, or the commission by him of illegal acts. Additionally, Mr. Watford may terminate the agreement within two years following any of the following: (i) assignment to Mr. Watford of duties inconsistent with his position with us as of the date of the agreement; (ii) a change of control of the Company; (iii) our failure to continue to provide Mr. Watford the level of compensation to which he is entitled as of the date of the agreement; (iv) our requirements that Mr. Watford relocate outside of Houston, Texas; or (v) our breach of the agreement.

If the agreement is terminated other than for just cause or we fail to renew it following the end of the three year term of the agreement, we are required to pay Mr. Watford a lump sum equal to his most recent salary plus his most recent bonus. In addition, all of his unvested equity awards will immediately vest upon such termination, and be exercisable for one year. We have also agreed to indemnify Mr. Watford for liabilities he may be subject to as a result of acting as an officer of our Company or a subsidiary, and to maintain director and officer liability insurance coverage.

Equity Incentive Plan Awards

Terms of Stock Option Grants

The Company’s Stock Incentive Plans are administered by the Compensation Committee of the Board of Directors as the “Plan Administrator.” The Plan Administrator may make awards of stock to employees, directors, officers and consultants of the Company as long as the aggregate number of common shares issuable to any one person pursuant to incentives does not exceed 5% of the number of common shares outstanding at the time of the award. In addition, no participant may receive during any fiscal year awards of incentives covering an aggregate of more than 500,000 common shares. The Plan Administrator determines the vesting requirements and any vesting restrictions or forfeitures that occur in certain circumstances. Incentives may not have an exercise period longer than 10 years. The exercise price of the stock may not be less than the fair market value of the common shares at the time of award, where “fair market value” means the average high and low trading price of the common shares on the date of the award. In the event of a change of control or termination upon change of control of the Company, all outstanding awards are paid at maximum levels in cash.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth specific information with respect to unexercised options, unvested stock and equity incentive plan awards for each named executive officer outstanding as of December 31, 2008.

	Option Awards					Stock Awards
										Equity
										Incentive
										Plan
								Equity		Awards:
								Incentive		Market or
								Plan		Payout
			Equity					Awards:		Value of
			Incentive					Number of		Unearned
			Plan				Market	Unearned		Shares,
			Awards:			Number of	Value of	Shares,		Units or
	Number of	Number of	Number of			Shares or	Shares or	Units or		Other
	Securities	Securities	Securities			Units of	Units of	Other		Rights
	Underlying	Underlying	Underlying	Option		Stock That	Stock That	Rights		That
	Unexercised	Unexercised	Unexercised	Exercise	Option	Have Not	Have Not	That		Have Not
	Options (#)	Options (#)	Unearned	Price	Expiration	Vested	Vested	Have Not		Vested
Name	Exercisable	Unexercisable(1)	Options (#)	($)	Date	(#)	($)	Vested (#)		($)

Michael D. Watford	500,000			$0.25	03-24-10
	500,000			$1.49	01-16-11
	200,000			$4.43	05-07-12
	200,000			$4.83	04-25-13
	400,000			$11.68	02-06-14
	100,000			$25.68	02-07-15
	26,118			$63.05	03-30-16
		36,585		$51.60	02-16-17
		26,557		$75.18	02-18-18
								838	(2)	$60,000	(2)
								27,456	(3)	$937,500	(3)
								39,537	(4)	$1,350,000	(4)
								19,557	(5)	$1,350,000	(5)
Marshall D. Smith	225,000			$33.57	07-18-15
	6,895			$63.05	03-30-16
		9,350		$51.60	02-16-17
		6,787		$75.18	02-18-18
								838	(2)	$60,000	(2)
								7,248	(3)	$247,500	(3)
								10,104	(4)	$345,000	(4)
								4,998	(5)	$345,000	(5)
William R. Picquet	200,000			$40.34	08-16-15
	7,052			$63.05	03-30-16
		9,553		$51.60	02-16-17
		7,819		$75.18	02-18-18
								838	(2)	$60,000	(2)
								7,413	(3)	$253,125	(3)
								10,324	(4)	$352,500	(4)
								5,758	(5)	$397,500	(5)
Stuart E. Nance	10,000			$3.91	07-01-12
	24,000			$4.83	04-25-13
	24,000			$16.97	04-26-14
	7,200			$25.68	02-07-15
	2,024			$63.05	03-30-16
		4,065		$51.60	02-16-17
		3,320		$75.18	02-18-18
								838	(2)	$60,000	(2)
								3,736	(3)	$127,575	(3)
								4,393	(4)	$150,000	(4)
								2,445	(5)	$168,750	(5)

(1)	LTIP options granted on February 16, 2007 will vest on February 16, 2010 and LTIP options granted on February 18, 2008 will vest on February 18, 2011.

(2)	Under the Best in Class program, on January 1, 2008 or the employment date if subsequent to January 1, 2008, all employees received a contingent award of stock units equal to $60,000 worth of our common stock based on the average high and low share price on the date of grant. Employees joining the Company after January 1, 2008 participate on a pro rata basis based on their length of employment during the performance period. The number of units that will vest and become payable is based on our performance relative to the industry during a three-year performance period beginning January 1, 2008, and ending December 31, 2010, and are set at threshold (50%), target (100%) and maximum (150%) levels. For each vested unit, the participant will receive one share of common stock. Currently, the Company anticipates that results will be paid at the target level.

(3)	Represents potential payouts under our 2006 LTIP for the three-year period ending December 2008. Pursuant to the 2006 LTIP, the Compensation Committee determined target payout amounts for each named executive officer in March 2006. Awards are paid after the end of the three-year period based on the attainment of pre-established performance measures. The LTIP is discussed in further detail under the heading “Compensation Discussion and Analysis.” Currently, we anticipate that awards will be paid at the maximum level.

(4)	Represents potential payouts under our 2007 LTIP for the three-year period ending December 2009. Pursuant to the 2007 LTIP, the Compensation Committee determined target payout amounts for each named executive officer in February 2007. Awards are paid after the end of the three-year period based on the attainment of pre-established performance measures. The LTIP is discussed in further detail under the heading “Compensation Discussion and Analysis.” Currently, we anticipate that awards will be paid at the maximum level.

(5)	Represents potential payouts under our 2008 LTIP for the three-year period ending December 2010. Pursuant to the 2008 LTIP, the Compensation Committee determined target payout amounts for each named executive officer in February 2008. Awards are paid after the end of the three-year period based on the attainment of pre-established performance measures. The LTIP is discussed in further detail under the heading “Compensation Discussion and Analysis.” Currently, we anticipate that awards will be paid at the maximum level.

Option Exercises and Stock Vested

The following table sets forth specific information with respect to each exercise of stock options and each vesting of stock during 2008 for each named executive officer on an aggregated basis.

	Option Awards		Stock Awards(2)
	Number of		Number of
	Shares	Value Realized	Shares	Value Realized
	Acquired	on Exercise	Acquired	on Vesting
Name	on Exercise	($)(1)	on Vesting	($)

Michael D. Watford	2,019,870	$113,484,262	13,812	$1,065,460
Marshall D. Smith	—	$—	3,331	$265,822
William R. Picquet	50,000	$2,471,364	2,740	$218,387
Stuart E. Nance	—	$—	4,559	$369,774

(1)	Reflects the difference between the market value of the shares at the exercise date and the option exercise price multiplied by the number of shares acquired on exercise, regardless of whether the shares were held.

(2)	Relates to the payout of the 2005 LTIP and the 2005 Best in Class program in shares of the Company’s stock during the first half of 2008.

Potential Payouts Upon Change of Control and Termination

Our named executive officers are entitled to severance benefits in the event their employment with the Company is involuntarily terminated other than for cause or is voluntarily terminated for good reason within two years of a change of control. Based on a hypothetical termination date of December 31, 2008, the change of control payments to our named executive officers would have been as follows:

	Mr. Watford(2)	Mr. Smith	Mr. Picquet	Mr. Nance

Base Salary	$1,500,000	$460,000	$530,000	$360,000
Bonus	4,375,000	700,000	800,000	288,000
Health & Welfare Benefits	3,584	2,977	2,977	2,977
Additional Retirement Benefits	—	—	—	—
Perquisites	—	—	—	—

Subtotal	$5,878,584	$1,162,977	$1,332,977	$650,977
Fair market value of accelerated equity compensation(1)	3,727,500	1,027,500	1,093,125	536,325
Tax gross-up	—	—	—	—

TOTAL	$9,606,084	$2,190,477	$2,426,102	$1,187,302

(1)	Includes the 2006, 2007 and 2008 LTIP amounts and the 2008 Best in Class estimated at maximum levels.

(2)	The base salary and bonus are calculated based on Mr. Watford’s employment agreement which was in effect on December 31, 2008. See “Employment Agreements.” The health and welfare benefits are assumed to continue for three years as provided in the employment agreement and are calculated using 2008 amounts.

For our executive officers (other than our CEO whose severance benefits were set forth in his employment agreement) we provide for: (i) a lump sum severance payment equal to two times the executive’s base salary plus the maximum bonus opportunity under the AIP; (ii) continuation of life and health insurance benefits for two years at existing group rates; (iii) immediate vesting of all stock options awards which are exercisable for one year following termination; and (iv) immediate vesting of all LTIP and Best in Class awards at maximum levels.

A change of control is generally defined as:

•	The acquisition by an individual, entity or group of beneficial ownership of 35% or more of either (x) the then outstanding shares of common stock of the Company, or (y) the combined voting power of the then outstanding voting securities of the Company. An acquisition directly from the Company, by the Company or by an employee benefit plan sponsored by the Company would not constitute a change of control.

•	Where individuals who constitute the Board of Directors of the Company, including new board members approved by the incumbent Board, cease for any reason to constitute at least a majority of the Board.

•	The consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation, unless following such business combination current beneficial owners own at least 50.1% of the combined voting power of the combined company.

•	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Good reason includes a reduction in the officer’s base salary, diminution of duties or relocation greater than 50 miles without consent.

Director Compensation

Non-employee directors were paid an annual retainer of $50,000 and received common shares equivalent to $100,000 granted under the 2005 Stock Incentive Plan. Directors who are also officers or employees of the Company do not receive any compensation for duties performed as directors. The following table shows compensation paid to each of our directors during the fiscal year ended December 31, 2008.

					Change in
					Pension
	Fees				Value and
	Earned or			Non-Equity	Nonqualified
	Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)(1)	($)	($)	Earnings	($)	($)

W. Charles Helton	$50,000	$100,000	—	—	—	—	$150,000
Robert E. Rigney	$50,000	$100,000	—	—	—	—	$150,000
Roger A. Brown	$50,000	$100,000	—	—	—	—	$150,000
Stephen J. McDaniel	$50,000	$100,000	—	—	—	—	$150,000

(1)	Represents the grant date fair value of 1,146 shares of common stock on the grant date of June 3, 2008.

CORPORATE GOVERNANCE

Statement of Corporate Governance Practices

We have long believed that good corporate governance is important to ensure that our Company is managed for the long-term benefit of our shareholders. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and to the practices of other public companies. We also continuously review the rules and regulations promulgated under the Sarbanes-Oxley Act of 2002, all new and proposed rules of the Securities and Exchange Commission and all new and proposed listing and compliance standards of the New York Stock Exchange.

Corporate Governance Guidelines.  Our Board adopted the Corporate Governance Guidelines to assist the Board of Directors in the exercise of its responsibilities. These Guidelines are interpreted in the context of all applicable laws and our Certificate of Incorporation, By-laws and other corporate governance documents. The Guidelines are intended to serve as a flexible framework within which the Board may conduct its business and not as a set of legally binding obligations. The Guidelines are available free of charge to the public on our website at http//www.ultrapetroleum.com. You may also request a copy of these Guidelines at no cost by making a written or telephone request for copies to Ultra Petroleum Corp., Corporate Secretary, 363 N. Sam Houston Pkwy E., Suite 1200, Houston, TX 77060, (281) 876-0120.

Code of Business Conduct and Ethics.  In February 2003, our Board adopted a Code of Business Conduct and Ethics which applies to all of our directors, officers and employees. In connection with the listing of our shares on the New York Stock Exchange, the Code of Business Conduct and Ethics was amended by the Board in August 2008 to comply with the requirements of the New York Stock Exchange. The Board has not granted any waivers to the Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics is available free of charge on our website at http://www.ultrapetroleum.com. You may also request a copy of the Code of Business Conduct and Ethics at no cost by making a written or telephone request for copies to Ultra Petroleum Corp., Corporate Secretary, 363 N. Sam Houston Pkwy E., Suite 1200, Houston, TX 77060, (281) 876-0120. Any amendments to or waivers of the Code of Conduct and Business Ethics will also be posted on our website.

Mandate of the Board

Our Board of Directors has explicitly acknowledged responsibility for the management of the business and affairs of, and to act with a view to the best interests of, the Company. The mandate of the Board includes, among other matters:

(a) the adoption of a strategic planning process;

(b) the identification on a regular basis of the principal risks of our business and the establishment of appropriate systems to manage these risks;

(c) the assessment of management performance, considering succession planning, and taking responsibility for appointing, training and monitoring senior management;

(d) establishing a policy to facilitate communications with shareholders and others involved with the Company; and

(e) addressing the integrity of our internal control and management information systems.

Our Board of Directors met formally four times during the last fiscal year. During the last fiscal year, all directors attended 100% of the total number of meetings of the Board of Directors, and each committee member attended 100% of the total number of meetings held by all committees on which he served.

Board Composition and Independence from Management

The Board has determined that four of the five current directors, Mr. Helton, Mr. Rigney, Mr. McDaniel and Mr. Brown, and four of the five nominated directors, Mr. Helton, Mr. Rigney, Mr. McDaniel and Mr. Brown, are “independent directors” pursuant to the rules adopted by the Securities and Exchange Commission applicable to the corporate governance standards for companies listed on the New York Stock Exchange. It is a policy of the Board of Directors that a majority of the members of the Board be independent of the Company’s management. For a director to be “independent,” the Board affirmatively determines that the director has no material relationship with the Company that would interfere with the exercise of independent judgment. The director may not be an officer or other employee of the Company or any parent or subsidiary and has not served in such capacity during the past three years. In addition, a director will not be deemed independent if he or she:

•	Has accepted or has an immediate family member who has accepted any payments from the Company or any parent or subsidiary of the Company in excess of $120,000 during the current or any of the past three years. Compensation for board service, payments arising solely from investments in the Company’s securities, compensation paid to an immediate family member who is a non-executive employee of the Company or of a parent or subsidiary of the Company, compensation received for former service as an interim Chairman or CEO, or benefits under a tax-qualified retirement plan or non-discretionary compensation are not included in the $120,000.

•	Has an immediate family member who is a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company’s securities or payments under non-discretionary charitable contribution matching programs) that exceed 2% of the organization’s consolidated gross revenues for that year, or $1,000,000, whichever is more, in any of the most recent three fiscal years.

•	Is an immediate family member of an individual who is or has been employed by the Company or any parent or subsidiary of the Company as an executive officer during any of the past three years.

•	Is an executive officer of another entity where any of the Company’s executive officers serve on the compensation committee.

•	Is or has an immediate family member who is a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

•	Consistent with NYSE requirements and to promote open discussion among our non-management directors, our non-management directors meet in separate executive (private) sessions following each regularly scheduled meeting of the Board. The Chairman of such executive sessions, as elected by the independent directors, is Mr. Helton, and he presides at executive sessions of our Board.

Communication with the Board of Directors.

In order to provide our shareholders and other interested parties with a direct and open line of communication to the Board of Directors, the Board of Directors has adopted the following procedures for communications to directors. Shareholders and other interested persons may communicate with the Chairman of our Audit Committee or with the non-management directors of the Company as a group by written communications addressed in care of Kelly L. Whitley, Ultra Petroleum Corp., 363 North Sam Houston Parkway East, Suite 1200, Houston, Texas 77060.

All communications received in accordance with these procedures will be reviewed initially by senior management of the Company. Senior management will relay all such communications to the appropriate director or directors unless it is determined that the communication (a) does not relate to the business or affairs of the Company or the functioning or constitution of the Board of Directors or any of its committees; (b) relates to routine or insignificant matters that do not warrant the attention of the Board of Directors; (c) is an advertisement or other commercial solicitation or communication; (d) is frivolous or offensive; or (e) is otherwise not appropriate for delivery to directors.

The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made only in accordance with applicable law and regulations relating to the disclosure of information.

The Corporate Secretary will retain copies of all communications received pursuant to these procedures for a period of at least one year. The Board of Directors will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes.

Board Committees

Our Board of Directors has three committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The Board may add new committees or remove existing committees as it deems advisable for purposes of fulfilling its primary responsibilities. Each committee will perform its duties as assigned by the Board of Directors in compliance with the Company’s by-laws. The committees and their mandates are outlined below.

Audit Committee.  The purpose of the Audit Committee is to oversee (i) the integrity of the Company’s financial statements and disclosures, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of the Company’s independent auditors, (iv) the performance of the Company’s internal audit function and independent auditors, (v) the Company’s internal control systems, and (vi) the Company’s procedures for monitoring compliance with the Company’s Code of Business Conduct and Ethics.

The principal function of the Audit Committee is to assist the Board of Directors in the areas of financial reporting and accounting integrity. As such, it meets periodically with the independent auditors and management, including each in executive session. Management is solely responsible for the financial statements and the financial reporting process, including the system of internal controls. The Company’s independent auditors are responsible for expressing an opinion on the conformity of these financial statements, in all material respects, with accounting principles generally accepted in the United States of America.

The Audit Committee has sole responsibility for retaining, dismissing and compensating the Company’s independent auditors. The Audit Committee annually reviews and pre-approves the audit, review, attest and permitted non-audit services to be provided during the next audit cycle by the independent auditor. To the extent practicable, at the same meeting the Audit Committee also reviews and approves a budget for each of such services. Services proposed to be provided by the independent auditor that have not been pre-approved during the annual review and the fees for such proposed services must be pre-approved by the Audit Committee.

All requests or applications for the independent auditor to provide services to the Company must be submitted to the Audit Committee by the independent auditor and management and state as to whether, in their view, the request or application is consistent with applicable laws, rules and regulations relating to auditor independence. In the event that any member of management or the independent auditor becomes aware that any services are being, or have been, provided by the independent auditor to the Company without the requisite pre-approval, such individual must immediately notify the Chief Financial Officer, who must promptly notify the Chairman of the Audit Committee and appropriate management so that prompt action may be taken to the extent deemed necessary or advisable.

This Committee is comprised of Messrs. McDaniel, Helton and Brown. The Board of Directors has affirmatively determined that each of the members is financially literate and is an independent director for purposes of New York Stock Exchange rules applicable to members of the audit committee, meaning that the director has no relationship to the Company that may interfere with the exercise of their independence from management and the Company. Additionally, the Board of Directors has determined that Mr. McDaniel is a “financial expert” and is independent under the Securities Exchange Act of 1934, as amended.

The Audit Committee held four meetings during 2008. All members of the Audit Committee attended the meetings. The Board of Directors adopted an Audit Committee Charter in 2001 and revised the Charter in 2004 to meet the updated requirements of the Securities and Exchange Commission and the American Stock Exchange. In connection with the listing of our shares on the New York Stock Exchange, in August 2008, the Company amended the Audit Committee Charter to comply with the requirements of the New York Stock Exchange. The Audit Committee Charter is available free of charge on the Company’s website at http//www.ultrapetroleum.com. You may also request a copy of the Audit Committee Charter at no cost by making a written or telephone request for copies to Ultra Petroleum Corp., Corporate Secretary, 363 N. Sam Houston Pkwy E., Suite 1200, Houston, TX 77060, (281) 876-0120.

Compensation Committee.  The purpose of the Compensation Committee is to (i) assist the Board of Directors in the discharge of its fiduciary responsibilities relating to the fair and competitive compensation of the Company’s Chief Executive Officer and other executives, (ii) approve the Company’s long-term incentive compensation plans, (iii) establish targets and measure performance against those targets, and (iv) prepare an annual report on executive compensation. Members are Messrs. Helton, McDaniel and Rigney. The Board of Directors has determined that each of the members is independent for purposes of New York Stock Exchange rules. The Compensation Committee held four meetings during 2008. All members of the Compensation Committee attended the meetings. The Compensation Committee Charter is available free of charge to the public on our website at http//www.ultrapetroleum.com. You may also request a copy of the Compensation Committee Charter at no cost by making a written or telephone request for copies to Ultra Petroleum Corp., Corporate Secretary, 363 N. Sam Houston Pkwy E., Suite 1200, Houston, TX 77060, (281) 876-0120. In connection with the listing of our shares on the New York Stock Exchange, in August 2008, the Company amended the Compensation Committee Charter to comply with the requirements of the New York Stock Exchange.

Nominating and Corporate Governance Committee.  The purpose of the Nominating and Corporate Governance Committee is to (i) identify and recommend to the Board individuals qualified to be nominated for election to the Board, (ii) recommend to the Board the members and Chairperson for each Board committee, (iii) periodically review and assess our Corporate Governance Principles and our Code of Business Conduct and Ethics and make recommendations for changes thereto to the Board. The Board of Directors has determined that each of the members is independent for purposes of New York Stock Exchange rules. This

Committee is comprised of Messrs. Brown, McDaniel and Helton. The Nominating and Corporate Governance Committee met one time during the last year and all members of the committee attended the meeting. The Nominating and Corporate Governance Committee Charter is available free of charge to the public in print or on the Company’s website at http://www.ultrapetroleum.com. The Nominating and Corporate Governance Committee Charter is available free of charge to the public on our website at http//www.ultrapetroleum.com. You may also request a copy of the Nominating and Corporate Governance Committee Charter at no cost by making a written or telephone request for copies to Ultra Petroleum Corp., Corporate Secretary, 363 N. Sam Houston Pkwy E., Suite 1200, Houston, TX 77060, (281) 876-0120. In connection with the listing of our shares on the New York Stock Exchange, in August 2008, the Company amended the Nominating and Corporate Governance Committee Charter to comply with the requirements of the New York Stock Exchange.

Identifying and Evaluating Nominees for Directors.

The Board of Directors has established certain criteria it and the Nominating and Corporate Governance Committee consider as guidelines in considering nominations to our Board of Directors. The criteria include: (i) personal characteristics, including such matters as integrity, age, education, diversity of background and experience, absence of potential conflicts of interest with the Company or its operations, and the availability and willingness to devote sufficient time to the duties of a director of the Company; (ii) experience in corporate management; (iii) experience as a board member of another Company; and (iv) practical and mature business judgment. The criteria are not exhaustive and the Board of Directors and the Nominating and Corporate Governance Committee may consider other qualifications and attributes which they believe are appropriate in evaluating the ability of an individual to serve as a member of the Board of Directors. Our goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Board of Directors and the Nominating and Corporate Governance Committee also consider candidates with appropriate non-business backgrounds.

The Board of Directors and the Nominating and Corporate Governance Committee believe that, based on their knowledge of the Company’s corporate governance principles and the needs and qualifications of the Board at any given time, the Board, with the help of the Nominating and Corporate Governance Committee, is best equipped to select nominees that will result in a well-qualified and well-rounded board of directors. Accordingly, it is the policy of the Board not to accept unsolicited nominations from shareholders. In making its nominations, the Board and the Nominating and Corporate Governance Committee identify nominees by first evaluating the current members of the Board willing to continue their service. Current members with qualifications and skills that are consistent with the criteria for Board service are re-nominated. As to new candidates, the Board and the Nominating and Corporate Governance Committee members discuss among themselves and members of management their respective recommendations. The Board and the Nominating and Corporate Governance Committee may also review the composition and qualification of the boards of directors of the Company’s competitors, and may seek input from industry experts or analysts. The Board and the Nominating and Corporate Governance Committee review the qualifications, experience and background of the candidates. Final candidates are interviewed by the independent directors and executive management. In making its determinations, the Board and the Nominating and Corporate Governance Committee evaluate each individual in the context of the Board as a whole, with the objective of assembling a group that can best represent shareholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Board of Directors slates the nominees.

Compensation Committee Interlocks and Insider Participation

There were no Compensation Committee interlocks nor insider (employee) participation during 2008.

Certain Transactions

In the ordinary course of our business, we purchase products or services from, or engage in other transactions with, various third parties. Occasionally, these transactions may involve entities that are affiliated with one or more members of our Board. When they occur, these transactions are conducted in the ordinary course and on an arms-length basis.

Review and Approval of Related Party Transactions.

We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. We have developed and implemented processes and controls to obtain information from our directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in our annual proxy statement. In addition, our Nominating and Corporate Governance Committee or Board (if appropriate) reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related person transaction, consideration is given to:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and

•	any other matters deemed appropriate.

Any director who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction; provided, however, that such director may be counted in determining the presence of a quorum at the meeting where the transaction is considered.

Related Party Transactions.

Other than as described below, since the beginning of fiscal year 2008, there have been no transactions in excess of $120,000 between the Company and a related person in which the related person had a direct or indirect material interest.

Because of the remoteness of our properties and the lack of timely commercial air flights, in December 2008, our wholly-owned subsidiary, Ultra Resources, Inc., joined a limited liability company, Falcon Point Aviation, LLC, formed by one of our directors, Robert E. Rigney and a third unrelated party, for the purpose of purchasing an aircraft. We purchased a 33.33% interest in Falcon Point for $1.9 million and Mr. Rigney purchased a 33.34% interest in Falcon Point for $1.9 million. Under the terms of the limited liability company agreement, each member is responsible for a usage fee based on the member’s actual airtime. The usage fee comprises the cost of fuel consumed for the member’s usage, state use tax, pilot expenses, landing fees and any other miscellaneous expenses incurred by the member incident to its use of the aircraft. During 2008, the Company’s total usage fee was $28,829.

PROPOSAL I

ELECTION OF DIRECTORS

Each director of the Company is elected annually and holds office until the next annual meeting of the shareholders unless that person ceases to be a director before then. In the absence of instructions to the contrary, the shares represented by a properly completed and deposited proxy will be voted for the nominees herein listed. Each incumbent director identified in the table below was nominated by the Nominating and Corporate Governance Committee of our Board of Directors as a nominee for election as director of the Company. Each of the nominees has consented to be nominated and have expressed their intention to serve if elected. Management does not contemplate that any of the nominees set out below will be unable to serve as a director.

Directors and Executive Officers

The following table provides information with respect to the directors and nominees for director and present executive officers of the Company. Please refer to the table under the heading “Beneficial Ownership of Securities — Security Ownership of Certain Beneficial Owners and Management” for a summary of the number of common shares owned by each of the Company’s directors and executive officers. Each executive officer has been elected to serve until his successor is duly appointed or elected by the Board of Directors or his earlier removal or resignation from office.

			Position
Name	Age	Position with the Company	Since

Michael D. Watford	55	Chairman of the Board, CEO, President and Director (Nominee)	1999
W. Charles Helton	67	Director (Nominee)	1994
Robert E. Rigney	77	Director (Nominee)	2001
Stephen J. McDaniel	47	Director (Nominee)	2006
Roger A. Brown	64	Director (Nominee)	2007
Marshall D. Smith	49	Chief Financial Officer	2005
William R. Picquet	57	VP — Operations	2005
Stuart E. Nance	49	VP — Marketing	2002

Mr. Michael D. Watford was appointed Chairman, President and Chief Executive Officer of Ultra Petroleum Corp. in January 1999. Mr. Watford has enjoyed a full range of industry experiences while working over his 35 year career for a number of energy companies including Shell Oil, Superior Oil, Meridian Oil (Burlington Resources), Torch Energy and Nuevo Energy Company. Prior to joining Ultra Petroleum, Mr. Watford was Chief Executive Officer of Nuevo Energy Company for three and one-half years where he led the company’s growth in market value from $200 million to over $1 billion. Mr. Watford attended the University of Florida where he earned his undergraduate degree in finance in 1975. While working for Shell Oil, he attended night school at the University of New Orleans where he earned his MBA in 1978.

Mr. W. Charles Helton has been a director of the Company since August 1994. Mr. Helton is a medical doctor and has been the President, Chief Financial Officer and a director of Enterprise Exploration & Production Inc., a private oil and gas exploration and development company, for more than 5 years.

Mr. Stephen J. McDaniel has been a director of the Company since July 2006. For the past seven years, Mr. McDaniel has been the President and a director of Midstates Petroleum, a privately held exploration and production company, after spending seven years with Merrill Lynch in the oil and gas investment banking group in Houston, Texas. He began his investment banking career with Gordon Capital Corporation and Midland Walwyn Capital, Inc. both Canadian firms. Mr. McDaniel started his career with Conoco, Inc. in 1983 in various engineering, operations and business development positions in domestic and international operations.

Mr. Robert E. Rigney has been a director of the Company since June 2001, and was a consultant to the Company from January 2001 to December 2003. Mr. Rigney is currently retired. Prior to 2003, Mr. Rigney was the Chief Executive Officer and Chairman of Pendaries Petroleum Ltd. since its inception in 1996. Mr. Rigney has been a diplomat, an oil company executive and a consultant in Asia for over 22 years.

Mr. Roger A. Brown has been a director of the Company since October 2007. Until his retirement in 2007, Mr. Brown was Vice President — Strategic Initiatives for Smith International, Inc. from 2005 to 2007 and President of Smith Technologies, a division of Smith International, Inc., from 1998 to 2005 and. Prior to his 30 year career in oilfield services, Mr. Brown was a practicing attorney for eight years. He holds a Bachelor of Science, Economics, History and Political Science and a Juris Doctorate all from the University of Oklahoma.

Mr. Marshall D. Smith has been Chief Financial Officer since July 2005. Mr. Smith has over 25 years of progressive experience in a multitude of disciplines within the energy industry including operations, strategic planning, corporate finance and business development. Early in his career, Mr. Smith was a practicing Petroleum Engineer for both major and independent oil companies and later focused his career on mergers, acquisitions and corporate finance advisory assignments in the energy sector. From 2001 to 2002, Mr. Smith served as the Chief Financial Officer at Gulf Liquids, Inc. Mr. Smith was the Vice President of Business Development at J.M. Huber Energy from 2002 to 2004. From 2004 until joining us in July 2005, Mr. Smith served as the Vice President of Upstream Business Development at Constellation Energy.

Mr. William R. Picquet has been Vice President — Operations since August 2005. Mr. Picquet has over 30 years of industry experience in all aspects of operations and engineering in major North American producing basins. He has worked for various exploration and production companies serving in engineering and management capacities. Mr. Picquet served as the President and Chief Executive Officer of Advantage Energy Services Ltd. from 1997 to 2001 and as the Managing Director of Waterous & Co. from 2002 to 2003. From 2003 to March 2005, Mr. Picquet served as the Chief Executive Officer and on the Board of Governors of M3 Energy, LLC. Just prior to joining us, Mr. Picquet was the Senior Vice President of Operations and Engineering at Mission Resources Company, serving in that role from March 2005 to August 2005.

Mr. Stuart E. Nance has been employed by Ultra since July 2002 and has been Vice President — Marketing since 2006. Mr. Nance has over 25 years of experience in product marketing and land management. His prior experience includes positions with MCN Energy Group, Torch Energy Advisors, Inc., American Oil & Gas Corp., Meridian Oil, Inc. and Texas Oil & Gas Corp.

All officers and directors of the Company, including the nominees, are United States citizens.

The Company’s Board recommends that shareholders vote FOR the five nominees for director herein listed. In the absence of instructions to the contrary, the shares represented by a properly completed and deposited proxy will be voted for the nominees herein listed at the Annual Meeting.

PROPOSAL II

APPOINTMENT OF INDEPENDENT AUDITORS

On February 16, 2009, the Audit Committee of the Board of Directors voted to appoint Ernst & Young LLP to serve as the Company’s independent auditor for the fiscal year ending December 31, 2009. Under Yukon Territory law, the appointment of the independent auditor is subject to shareholder approval and, accordingly, the Audit Committee’s appointment is subject to the receipt of such approval at the Annual Meeting.

Representatives of Ernst & Young LLP are expected to attend the Annual Meeting. The representatives will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions of the shareholders.

The Company’s Board recommends that shareholders vote FOR the appointment of Ernst & Young LLP as the Company’s independent auditor for the fiscal year ending December 31, 2009. In the absence of instructions to the contrary, the shares represented by a properly completed and deposited proxy will be voted for the appointment of Ernst & Young LLP as the auditors of the Company at the Annual Meeting.

Principal Accountants Fees and Services.

The following table presents aggregate fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for each of the years ended December 31, 2008 and 2007, and fees billed for other services rendered by Ernst & Young LLP during those years.

	2008	2007

Audit Fees	$1,186,130	$1,320,928
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	72,993

Total	$1,186,130	$1,393,921

Audit Fees.  Fees paid for professional services rendered by Ernst & Young LLP related to the audit of the Company’s annual financial statements and review of the quarterly financial statements, including out-of-pocket expenses, as well as the related attestation of internal controls as required by the Sarbanes-Oxley Act of 2002, Section 404.

Audit Related Fees.  There were no audit related fees paid to Ernst & Young LLP in 2008 or 2007.

Tax Fees.  The Company has elected not to use its current principal accountant for tax services.

All Other Fees.  The fees for products and services provided by Ernst & Young LLP, other than those reported above.

All of the services provided by the Company’s independent auditors during 2008 and 2007 were pre-approved by the Audit Committee. The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax, and other services performed by the Company’s independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and permitted non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the Company’s independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the Chair of the Audit Committee authority to approve permitted services provided that the Chair reports any decisions to the Committee at its next scheduled meeting.

Audit Committee Report

Acting pursuant to its Charter, the Audit Committee reviewed and discussed the Company’s audited financial statements at, and for the year ended, December 31, 2008 with management and the Company’s independent auditors and recommended to the Company’s Board of Directors that the financial statements be included in the Company’s Annual Report on Form 10-K for 2008. This recommendation was based on: the Audit Committee’s review of the audited financial statements; discussion of the financial statements with management; discussion with the Company’s independent auditors, Ernst & Young LLP, of the matters required to be discussed by auditing standards generally accepted in the United States of America, including the matters required to be discussed by SAS 61; receipt from Ernst & Young LLP of the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); discussions with Ernst & Young LLP regarding its independence from the Company and its management; and Ernst & Young LLP’s confirmation that it would issue its opinion that the consolidated financial statements present fairly, in all material respects, the financial position of the Company and its consolidated subsidiaries and the results of their operations and cash flows for the periods presented in conformity with accounting principles generally accepted in the United States of America.

Mr. Stephen J. McDaniel, Chairman
Mr. W. Charles Helton
Mr. Roger A. Brown

PROPOSAL III

SHAREHOLDER PROPOSAL ON CLIMATE CHANGE REPORT

The proponents of the following shareholder proposal have stated that they intend to present the proposal at the Annual Meeting. In accordance with applicable proxy regulations, the following proposal and supporting statement, as submitted by the proponents, are set forth below verbatim. The Company is not responsible for the content of the proposal or supporting statement. The Board of Directors has recommended a vote “AGAINST” the proposal for the reasons set forth below. In the absence of instructions to the contrary, if the shareholder proposal is presented, the shares represented by a properly completed and delivered proxy will be voted against the shareholder proposal at the Annual Meeting.

CLIMATE CHANGE REPORT

Shareholder Proposal

The following proposal has been submitted by the Nathan Cummings Foundation, California State Teachers’ Retirement System Investments and Miller/Howard Investment, Inc. The address of the proponents and the number of voting common shares they hold will be promptly provided upon oral or written request to the Company’s Secretary.

WHEREAS:

The Intergovernmental Panel on Climate Change (IPCC) recently concluded that warming of the climate system is unequivocal and that human activity is the main cause. Debate surrounding climate change now focuses not on whether a problem exists but rather on the best means for abatement and adaptation.

The rise in average global temperatures resulting from climate change is expected to have significant adverse impacts. According to Business Week, many scientists agree that the warmer temperatures resulting from climate change are causing more powerful storms and perhaps intensifying extreme weather events including droughts and wild fires. Thermal expansion and melting ice sheets are expected to lead to rising sea levels, with significant implications for coastal communities.

Climate change also has important economic implications. The Stern Review, often cited as the most comprehensive overview of the economics of climate change, estimated that the cumulative economic impacts of climate change could be equivalent to a loss of up to 20% of average world-wide consumption if action is not taken quickly. A more general pronouncement in the IPCC’s report, Climate Change 2007: Impacts, Adaptation and Vulnerability, observed that “Taken as a whole, the range of published evidence indicates that the net damage costs of climate change are likely to be significant and to increase over time.”

Data from the Energy Information Administration indicates that over half of domestic GHG emissions result from the combustion of oil and gas. The Financial Times has asserted that, “Perhaps more than any other industry, oil companies are having to get to grips with the issue of climate change.”

Industry leaders such as BP, Chevron, Statoil, XTO Energy and Apache are already taking action to address climate change, including assuming a cost for carbon in their strategic planning, reporting on and reducing their GHG emissions, engaging in emissions trading and investing in renewable energy. All have reported on their plans for addressing the issue.

According to the Conference Board, “climate change is a fact of life for business in the 21st century...businesses that ignore the debate over climate change do so at their peril.” Shareholder resolutions requiring information on Ultra’s approach to climate change and backed by approximately 22%, 31% and 37% of the vote in 2006, 2007 and 2008, respectively, have thus far been ignored. Ultra also declined to participate in the 2006, 2007 and 2008 iterations of the Carbon Disclosure Project, an investor coalition seeking information on corporate greenhouse gas emissions and backed by approximately $57 trillion.

RESOLVED:

The shareholders request that a committee of independent directors of the Board prepare a report, at reasonable cost and omitting proprietary information, on our company’s plans to address climate change by December 31, 2009.

SUPPORTING STATEMENT:

We believe that management best serves shareholders by carefully assessing and disclosing all pertinent information on its response to climate change, including the development of policies that will minimize Ultra’s impacts on climate change.

END OF SHAREHOLDER PROPOSAL
*****

Board of Directors’ Statement in Opposition

THE COMPANY’S BOARD OF DIRECTORS
UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL
FOR THE FOLLOWING REASONS

Ultra recognizes that environmental concerns are timely and important issues and strives to conduct its operations in a manner that prevents pollution, conserves resources and energy, minimizes the use of hazardous materials and reduces waste. As part of this policy, Ultra monitors regulatory and scientific developments regarding the environment with the objective of meeting or exceeding all of its obligations. Ultra continually evaluates and implements initiatives aimed at environmental concerns, including the use of new technologies to meet or exceed current practices and regulatory requirements. Ultra’s primary area of operations in the Pinedale Anticline Producing Area is one of the most highly-regulated oil and gas project areas in the United States. The project has some of the most stringent air quality emissions control requirements in the oil and gas industry upstream operating arena.

In this regard:

•	Ultra seeks out opportunities to contract for rigs built to conform with the highest air quality standards as defined under the Clean Air Act. As these rigs become available, Ultra lets contracts for rigs with lower ratings expire. As a result of these practices, Ultra has voluntarily improved its rig fleet emissions performance to exceed regulatory emissions performance standards by a wide margin. Currently, Ultra has commitments on 7 rigs which all have advanced engine emissions controls, producing enhanced engine emission performance. In addition, Ultra has initiated a policy to voluntarily convert its rig fleet to use self-sustaining natural gas boilers rather than diesel. A substantial number of the rigs have been converted and the remainder will be converted as soon as practical.

•	Ultra also requires its completion contractors to provide equipment that utilizes the best available emissions control technology in our operations. The use of this equipment voluntarily exceeds regulatory emissions standards for this type of operation.

•	Ultra has provided funds to the state of Wyoming for air quality monitoring equipment and for personnel to conduct such monitoring.

•	Ultra’s operating philosophy incorporates principles that promote a framework that maximizes efficiency and minimizes the Company’s impact on the environment through such initiatives as the installation of Computer Assisted Operations which give Ultra the ability to remotely monitor field operations, reducing truck trips, emissions, associated dust and particulate matter introduced into the air; routing emissions sources in Ultra’s production operations to closed systems or emission control systems to reduce emissions; and monitoring Ultra’s production facilities with the most technologically advanced tools available in order to better detect leaks and fugitive emissions. Ultra includes the use of FLIR technology to certify performance of new equipment installations and to monitor performance of existing operations on a regularly-scheduled basis.

Because Ultra’s operations are on or near federal lands, they are scrutinized heavily by state, local and federal authorities, including the U.S. Bureau of Land Management and the Wyoming Department of Environmental Quality, with whom Ultra maintains an ongoing dialogue regarding how best to conduct operations with minimal impacts on the environment. Unlike oil and gas companies operating in other parts of the country, Ultra is required to conduct operations under Environmental Impact Statements and other environmental studies issued by the U.S. Bureau of Land Management which dictate how Ultra can conduct its operations. Components of these studies have included reports and regulations including drilling rig forecasts, emission reduction reports, water well monitoring reports, operations forecasts and the use of flareless-completion technology to reduce noise, visual impacts and air emissions, including greenhouse gases, as well as other monitoring and mitigation measures.

For instance, in connection with a Record of Decision issued in September 2008 for the Pinedale Anticline Project Area, Ultra has committed to :

•	reduce rig emissions to 80% of 2005 levels no later than 42 months after the date the Record of Decision is issued (Ultra forecasts that by the one-year anniversary of the ROD, it will have achieved an estimated 50% of the required 42 month emissions reduction goal — a significant acceleration of the required timetable for the improvement);

•	fund additional air quality monitoring equipment and provide additional financial offsets of personnel costs for the state of Wyoming; and

•	install a liquids gathering system which is estimated to eliminate a substantial number of truck trips per year for condensate and water hauling and reduce the amount of associated tank and fugitive emissions as well as dust and particulate matter introduced into the air.

Ultra includes a more detailed description of its environmental activities in its annual reports on Form 10-K.

It is clear that Ultra already addresses the climate change issues identified in the shareholder proposal. Accordingly, the Board does not believe that creating the type of report requested by the proponents would help in the reduction of emissions or in the environmental performance of the Company but rather would serve only to increase administrative burdens and costs. Accordingly, the Company’s Board of Directors unanimously recommends that you vote “AGAINST” the proposal.

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Any shareholder who intends to present a proposal at the 2010 Annual Meeting of Shareholders for inclusion in the proxy statement and proxy card relating to that meeting is advised that the proposal must be received by the Company at our principal executive offices not later than December 6, 2009. The Company will not be required to include in its proxy statement or proxy card a shareholder proposal which is received after that date or which otherwise fails to meet requirements for shareholder proposals established by regulations of the Securities and Exchange Commission. If the date of the 2010 Annual Meeting is changed by more than 30 days from the date of the 2010 Annual Meeting, the deadline for submitting proposals to be included in management’s 2010 proxy statement is a reasonable time before the Company begins to print and mail its proxy materials for its 2010 Annual Meeting.

The persons named in the Company’s proxy card for the 2009 Annual Meeting of Shareholders will have discretionary authority to vote any proxies they hold at such meeting on any matter for which the Company does not receive notice by February 19, 2010. If the Company changes the date of its 2010 Annual Meeting by more than 30 days from the date of the 2009 Annual Meeting, the persons named in the Company’s 2010 proxy statement will be able to exercise discretionary authority if notice of the matter has not been received in a reasonable time before the Company mails its proxy materials for the 2010 Annual Meeting of Shareholders.

If the date of the 2010 Annual Meeting is advanced or delayed by more than 30 calendar days from the date of the 2009 Annual Meeting, the Company shall, in a timely manner, inform shareholders of such change, by including a notice, under Item 5, in its earliest possible quarterly report on Form 10-Q. The notice will include the new deadline for submitting proposals to be included in the Company’s 2010 proxy statement and the new date for determining whether the Company may exercise discretionary voting authority because it has not received timely notice of a matter.

In order to avoid controversy as to the date on which the Company receives any such proposal, it is suggested that shareholders submit their proposals by certified mail, return receipt requested, or other means that permit them to prove the date of delivery.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

In some cases, only one copy of this proxy statement or annual report is being delivered to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement or annual report to a shareholder at a shared address to which a single copy of the document was delivered. To request separate or multiple delivery of these materials now or in the future, a shareholder may submit a written request to the Corporate Secretary, Ultra Petroleum Corp., 363 North Sam Houston Parkway East, Suite 1200, Houston, Texas 77060 or an oral request by calling the Corporate Secretary at (281) 876-0120.

OTHER MATTERS

At the Annual Meeting, shareholders will receive and consider the consolidated financial statements of the Company for the year ended December 31, 2008 and the auditor’s report thereon, but no vote by the shareholders with respect thereto is required or proposed to be taken.

Management knows of no amendment or other matters to come before the Annual Meeting other than the matters referred to in the Notice of Annual Meeting. However, if any other matter properly comes before the Annual Meeting, the accompanying proxy will be voted on such matter at the discretion of the person or persons voting the proxy.

All information contained in this proxy statement relating to the occupations, affiliations and securities holdings of directors and officers of the Company and their relationship and transactions with the Company is based upon information received from the individual directors and officers.

By Order of the Board of Directors

Chairman, President and Chief Executive Officer

Houston, Texas
April 9, 2009

0-curity ClassHolder Account NumberForm of Proxy — Annual General Meeting to be held on May 21, 2009 at 10:00 a.m. CDTThis Form of Proxy is solicited by and on behalf of Management.Notes to proxy1.Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting or any adjournment or postponement thereof. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse).2.If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you must sign this proxy with signing capacity stated, and you may be required to provide documentation evidencing your power to sign this proxy.3.This proxy should be signed in the exact manner as the name(s) appear(s) on the proxy.4.If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management to the holder.5.The securities represented by this proxy will be voted as directed by the holder, however, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by Management.6.The securities represented by this proxy will be voted in favour or withheld from voting or voted against each of the matters described herein, as applicable, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly.7.This proxy confers discretionary authority in respect of amendments or variations to matters identified in the Notice of Meeting or other matters that may properly come before the meeting or any adjournment or postponement thereof.8.This proxy should be read in conjunction with the accompanying documentation provided by Management.Proxies submitted must be received by 10:00 a.m., CDT, on Tuesday, May 19, 2009.VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK! • Call the number listed BELOW from a touch tone • Go to the following web site: • You can enroll to receive future securityholder telephone. www.investorvote.com communications electronically, by visiting www.computershare.com — click “Enroll for e-delivery” 1-866-732-VOTE (8683) Toll Free under the Shareholder Services menu. If you vote by telephone or the Internet, DO NOT mail back this proxy.Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual.Voting by mail or by Internet are the only methods by which a holder may appoint a person as proxyholder other than the Management nominees named on the reverse of this proxy. Instead of mailing this proxy, you may choose one of the two voting methods outlined above to vote this proxy.To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER, HOLDER ACCOUNT NUMBER and ACCESS NUMBER listed below. CONTROL NUMBER HOLDER ACCOUNT NUMBER ACCESS NUMBER

Appointment of ProxyholderI/We, being holder(s) of Ultra Petroleum Corp. hereby appoint: Michael D.Print the name of the person you are Watford, or failing him Kelly L. Whitley,appointing if this person is someone OR other than the Chairman of the Meeting.as my/our proxyholder with full power of substitution and to attend, act and to vote for and on behalf of the shareholder in accordance with the following direction (or if no directions have been given, as the proxyholder sees fit) and all other matters that may properly come before the Annual General Meeting of shareholders of Ultra Petroleum Corp. to be held at the Crowne Plaza Hotel, 425 N. Sam Houston Pky E. Houston, Texas, 77060 on May 21, 2009 at 10:00 a.m., CDT and at any adjournment or postponement thereof.VOTING RECOMMENDATIONS ARE INDICATED BY HIGHLIGHTED TEXT OVER THE BOXES.1.Election of DirectorsForWithholdForWithholdForWithhold01. Michael D. Watford02. Roger A. Brown03. W. Charles Helton04. Stephen J. McDaniel05. Robert E. RigneyFoldForWithhold2.Appointment of AuditorsAppointment of Ernst & Young LLP as Auditors of the Corporation for the ensuing year and authorizing the Directors to fix their remuneration.ForAgainst3.Shareholder ProposalIf presented, to consider and vote upon a shareholder proposal regarding climate change which is opposed by the Board of Directors.ForAgainstFold4.Other BusinessTo transact such other business as may properly be brought before the Annual Meeting or any adjournments or postponements thereof.Authorized Signature(s) — This section must be completed for yourSignature(s)Date instructions to be executed.I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. If no voting instructions are indicated above, this Proxy will be voted as recommended by Management.Interim Financial Statements — You can access quarterly financial statements andAnnual Financial Statements - You can access Annual Reports management’s discussion and analysis (10-Q) on our website at www.ultrapetroleum.com,on our website at www.ultrapetroleum.com, or by registering at or by registering at www.computershare.com/mailinglist. If you would like to receive them bywww.computershare.com/mailinglist. If you would like to receive mail, mark this box.them by mail, mark this box.If you are not mailing back your proxy, you may register online to receive the above financial report(s) by mail at www.computershare.com/mailinglist.05 9 2 3 4A R 1U P Q Q